Exhibit 99.1

CABOT MICROELECTRONICS REPORTS RESULTS
FOR FIRST QUARTER OF FISCAL 2007;
ACHIEVES SOLID PERFORMANCE DESPITE INDUSTRY SOFTENING

AURORA, IL, January 25, 2007 - Cabot Microelectronics Corporation (Nasdaq: CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries to the semiconductor industry, today reported financial results for its first quarter of fiscal 2007, which ended December 31, 2006.

Total revenue for the first fiscal quarter was $81.8 million, which is approximately $5.2 million lower than the prior quarter’s revenue of $87.0 million. The sequential revenue decrease primarily reflects a general softening in industry demand as a number of the company’s key customers appeared to reduce production in response to increasing semiconductor device inventories. Revenue decreased sequentially in each of the company’s business areas. Revenue in the first fiscal quarter was slightly higher than last year’s $81.5 million first quarter revenue, a quarter that did not include the recently acquired QED business.

The average selling price for the company’s slurry products sold in the first quarter decreased by 2.1 percent compared to the prior quarter, due primarily to a lower-priced product mix. The average selling price was 1.6 percent higher than in the same quarter last year.

Gross profit for the December quarter was $39.3 million, higher than both the $38.7 million reported in the prior quarter and $38.4 million in the same quarter a year ago. As a percentage of revenue, gross profit was 48.1 percent this quarter, which is slightly higher than the company’s guidance range for the full year of 46 to 48 percent of revenue. Gross profit this quarter was 3.7 percentage points higher than the 44.4 percent of revenue in the prior quarter and 0.9 percentage points higher than 47.2 percent in the same quarter last year. This quarter, gross profit benefited from lower costs in certain areas and higher yields in the company’s manufacturing operations, partially offset by a lower-valued product mix and lower capacity utilization. In addition, the company’s September quarter results were adversely affected by certain purchase accounting effects and an asset write-off.

Operating expenses, consisting of research, development and technical, selling and marketing, and general and administrative expenses, were $27.1 million in the first quarter, which was at the low end of the company’s guidance range of $27 million to $30 million. This was $1.1 million lower than the $28.2 million reported last quarter, and $2.0 million higher than $25.1 million in the same quarter last year, a quarter that did not include the QED business. As with gross profit, operating expenses improved sequentially due to the absence of the purchase accounting effects and the asset write-off present in the September quarter. Other factors affecting operating expenses were higher staffing costs and professional fees.

Net income for the quarter was $9.1 million, up 11.9 percent from $8.2 million last quarter. Net income in the same quarter last year was $9.6 million.

Diluted earnings per share were $0.38 this quarter, $0.04 higher than the $0.34 in the previous quarter. Diluted earnings per share in the first quarter of fiscal 2006 were $0.39.

William Noglows, Chairman and CEO of Cabot Microelectronics, stated, “This quarter saw a continuation of some general softening of demand in the industry, and we believe our revenue in the first fiscal quarter reflected that. In spite of this, we are satisfied with our solid performance and believe we are well-positioned for continued success, both in our core CMP business and in our Engineered Surface Finishes growth initiative. From our perspective, a number of factors, including the depth and breadth of our CMP business, the strength of our balance sheet and the limited capital intensity of our core business, provide us with a solid foundation, upon which we have built a strong and stable company within the sometimes volatile semiconductor industry.”

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time. The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (800) 291-5365. Callers outside the U.S. can dial (617) 614-3922. The conference code for the call is 19626176. A replay will be available through February 28, 2007 via webcast at www.cabotcmp.com. A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP slurries used in semiconductor and data storage manufacturing. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers. Since becoming an independent public company in 2000, the company has grown to approximately 750 employees who work at research and development labs, sales and business offices, manufacturing facilities and customer service centers in China, France, Germany, Japan, Singapore, South Korea, Taiwan, the United Kingdom and the United States. The company's vision is to become the world leader in shaping, enabling and enhancing the performance of surfaces, and thus looks beyond its core CMP business in the semiconductor industry. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Barbara Ven Horst, Director of Investor Relations at (630) 375-5412.

SAFE HARBOR STATEMENT
This news release may include statements that constitute "forward looking statements" within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth and trends; growth of the markets in which the company participates; international events; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; and the construction of new or refurbishment of existing facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics' filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements. In particular, see "Risk Factors" in the company’s annual report on Form 10-K for the fiscal year ended September 30, 2006, filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended
	December 31,	September 30,	December 31,
	2006	2006	2005

Revenue	$81,816	$86,982	$81,488

Cost of goods sold	42,501	48,328	43,051

Gross profit	39,315	38,654	38,437

Operating expenses:

Research, development & technical	12,247	13,030	11,659

Selling & marketing	5,476	5,528	5,026

General & administrative	9,425	8,556	8,414

Purchased in-process research & development	-	1,120	-

Total operating expenses	27,148	28,234	25,099

Operating income	12,167	10,420	13,338

Other income, net	1,174	1,541	716

Income before income taxes	13,341	11,961	14,054

Provision for income taxes	4,216	3,803	4,483

Net income	$9,125	$8,158	$9,571

Basic earnings per share	$0.38	$0.34	$0.39

Weighted average basic shares outstanding	23,839	24,087	24,363

Diluted earnings per share	$0.38	$0.34	$0.39

Weighted average diluted shares outstanding	23,841	24,087	24,363

Certain reclassifications of prior fiscal quarter amounts have been made to conform with the current period presentation.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)
	December 31,	September 30,
	2006	2006
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$160,395	$165,930
Accounts receivable, net	47,808	48,028
Inventories, net	41,951	40,326
Other current assets	7,400	7,221
Total current assets	257,554	261,505

Property, plant and equipment, net	127,719	130,176
Other long-term assets	24,291	20,452
Total assets	$409,564	$412,133

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$11,105	$15,104
Capital lease obligations	1,275	1,254
Accrued expenses, income taxes payable and other current liabilities	18,106	22,475
Total current liabilities	30,486	38,833

Capital lease obligations	4,155	4,420
Other long-term liabilities	1,155	1,109
Total liabilities	35,796	44,362

Stockholders' equity	373,768	367,771
Total liabilities and stockholders' equity	$409,564	$412,133